Exhibit 99.1

Leading Humanitarian and Seasoned Financial Executive Curtis R. Welling Joins Sapient’s Board of Directors

BOSTON--(BUSINESS WIRE)--October 25, 2013--Sapient® (NASDAQ: SAPE) announced today that Curtis R. Welling has been appointed to the Company’s Board of Directors, effective October 23, 2013. Mr. Welling, currently the President and CEO of leading humanitarian aid and crisis relief organization, AmeriCares Foundation, will also serve on Sapient’s audit committee. A seasoned executive with more than 30 years of experience at the highest levels of the investment banking, securities and philanthropic industries, Mr. Welling’s global business and financial acumen has led AmeriCares to deliver nearly $10 billion in aid to more than 164 countries since he took the helm in 2002.

“Curt has built a career reinventing the industries in which he operates – from finance to philanthropy,” said Alan Herrick, Sapient CEO and Board co-chairman. “His financial expertise and entrepreneurial spirit, coupled with his deep global knowledge, gained in driving aid to countries around the world, including in increasingly important emerging markets, gives him a perspective that will be highly valuable to our future expansion thinking. He will be an asset to the Board as we continue to help our clients innovate in a rapidly changing, increasingly complex environment.”

In his tenure with AmeriCares, Mr. Welling built and strengthened its international operations, establishing offices in India, Haiti, Japan and Sri Lanka and a primary care clinic in El Salvador. He has established and deepened partnerships with many of the world’s leading pharmaceutical companies that donate more than a half billion dollars-worth of medicines and medical supplies each year for worldwide distribution to hospitals and clinics.

“Sapient has an impressive history of breaking boundaries and driving innovation, fueled by an inspiring purpose-driven culture that has enabled significant progress in transforming markets impacted by disruption,” said Mr. Welling. “I look forward to contributing my experience to Sapient’s Board of Directors as the Company continues to expand, push boundaries and lead in its chosen markets.”

Prior to AmeriCares, Mr. Welling had an extensive career in the investment banking and securities industry with firms such as Societe Generale, Bear Stearns and Credit Suisse First Boston. He also served as the CEO of a venture funded electronic billing and payment company.

He currently serves on the board of Coca-Cola Enterprises (NYSE: CCE) and is the Chairman of the Board of Visitors of The Nelson A. Rockefeller Center for Public Policy at Dartmouth College. He is a member of the Council on Foreign Relations, a director of the Adirondack Council, and a former board chair at Spence Chapin Services and the Donaldson Adoption Institute. He received both his Master of Business Administration and undergraduate degrees from Dartmouth College and his law degree from Vanderbilt University Law School.

About Sapient®

Sapient is a global services company that helps clients transform in the areas of business, marketing, and technology. The company operates three divisions that enable clients to gain a competitive advantage and succeed in an increasingly digital world. SapientNitro, Sapient Global Markets and Sapient Government Services fuse insight, creativity and technology to drive innovation and to help clients navigate complex business problems. Our approach is the subject of case studies used by MBA programs at Harvard and Yale. The company has operations in The Americas, Europe, and Asia-Pacific. For more information, visit www.sapient.com.

Sapient is a registered service mark of Sapient Corporation.

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